Exhibit 99.1

 GeoVax Reports 2018 Third Quarter Financial Results

and Provides Corporate Update

ATLANTA, GA, November 8, 2018 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel viral vector platform technology, announced its financial results for the quarter ended September 30, 2018, and provided an update on its research and development programs.

David Dodd, GeoVax President and CEO, commented, “Reviewing the accomplishments of the GeoVax team so far during 2018, I am pleased with the progress we are making and the ongoing addition of world-class academic, government, and corporate collaborators. We are honored and humbled that our accomplishments were recognized through our selection for the 2018 “Best Biotech” Vaccine Industry Excellence Award, and a finalist for the “Best Prophylactic Vaccine” for our Zika vaccine candidate at the 2018 World Vaccine Congress in Washington DC, as well as a finalist for 2018 Pipelines of Promise at the Buzz of BIO in Boston. We are honored by this recognition by industry peers of our continued progress in applying our expertise and technology to advance highly promising vaccines for the benefit of people worldwide.”

Mr. Dodd concluded, “I am happy to provide this update and look forward to sharing additional news with you in the coming months.”

Highlights for 2018 include:

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Lassa Fever Vaccine. In September the U.S. Department of Defense awarded us a $2.4 million grant to support our Lassa Fever vaccine program. This followed a Fast-Track Phase I/II SBIR grant award in April from the National Institutes of Health (NIH) with an anticipated total project budget of up to $1.9 million. Both awards are funding separate but complementary approaches to our Lassa vaccine development.

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Zika Vaccine. In May we received $300,000 for the second year of the NIH SBIR grant award to advance preclinical testing of our Zika vaccine in non-human primates in preparation for human clinical trials.

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HIV Program. Our collaboration with AGT (American Gene Technologies International, Inc.), for use of our vaccine in combination with AGT gene therapy for development of a functional cure for HIV, is on track to enter a Phase 1 trial sponsored by AGT. AGT anticipates starting the trial during the first quarter of 2019. In October, positive results from the HVTN 114, phase 1 trial of our preventive HIV vaccine, were presented at the HIVR4P conference in Madrid. The clinical trial program for our preventive HIV vaccine continues to be supported by the NIH and the HIV Vaccine Trials Network (HVTN) with the next study expected to commence by mid-2019; in August, a trial number (HVTN 132) was assigned, and the final protocol is currently going through the approval process.

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Oncology Program. We began a collaboration with Vaxeal Holding SA, expanding our cancer vaccine program to include the design, construction, characterization and animal testing of vaccine candidates using our MVA-VLP vaccine platform with Vaxeal’s proprietary designed genetic sequences. This project is complementary to our ongoing collaboration with ViaMune, Inc. for co-developing cancer immunotherapies. In parallel, we are collaborating with the University of Pittsburgh and their Distinguished Professor, Dr. Olja Finn, using combined technologies for abnormal MUC1-expressing tumors.

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Hepatitis B Program. In early 2018, we began a collaboration with CaroGen Corporation for the development of a combination immunotherapy treatment for chronic hepatitis B virus (HBV) infection. This project includes testing our MVA-VLP-HBV vaccine candidate in combination with CaroGen’s HBV Virus-like Vesicles (VLVs) vaccine candidate in prophylactic and therapeutic animal models of HBV infection. Data is also being compiled for GeoVax’s own HBV vaccine design being tested in animal models at Georgia State University.

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HPV Program. In August we began a collaboration with Dr. Rafi Ahmed, at the Emory University Vaccine Center, for development of a therapeutic vaccine for human papillomavirus (HPV) infection, with a specific focus on HPV-positive head and neck cancers.

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Ebola Vaccine. We published excellent results from a rigorous preclinical study of our Ebola vaccine in the peer-reviewed open access Nature journal’s Scientific Reports. In this study, we demonstrated for the first time, that a single-dose of an MVA-Ebola vaccine provided full protection to rhesus macaques challenged with a lethal dose of live Ebola virus. The article can be viewed at www.nature.com/articles/s41598-017-19041-y.

●	Malaria Vaccine. We continued work on our malaria vaccine program in collaboration with the Burnet Institute in Australia with very encouraging preclinical proof of concept immunogenicity data.
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Presentations at Scientific Conferences and Awards. We continued to attend and present at various domestic and international scientific conferences. These venues provide valuable networking opportunities to bring our technologies to the attention of the broader scientific community and to potential collaborators and industrial partners. During the World Vaccine Congress, we were proud to have our work recognized by our peers through winning the “Best Biotech” Vaccine Industry Excellence (VIE) Award. We were also a finalist for the “Best Prophylactic Vaccine” VIE Award for our Zika vaccine. Furthermore, during the BIO International Convention, we were a finalist for the Pipelines of Promise award.

Financial Review

GeoVax reported a net loss of $666,893 (less than $0.01 per share) for the three months ended September 30, 2018, compared to $588,757 ($0.01 per share) for the same period in 2017. For the nine months ended September 30, 2018, the Company’s net loss was $1,925,749 ($0.01 per share) as compared to $1,653,979 ($0.03 per share) in 2017.

The Company reported grant and collaboration revenues of $349,344 and $663,908 for the three-month and nine-month periods of 2018, respectively, as compared to $247,997 and $895,866 for the comparable periods of 2017. As of September 30, 2018, there is $2,873,542 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $557,696 and $1,416,892 for the three-month and nine- month periods of 2018, respectively, as compared to $498,200 and $1,568,093 for the comparable periods of 2017. R&D expenses include reimbursable costs funded by government grants, so much of the variance between the periods relates to the timing of external expenditures associated with the grants.

General and administrative (G&A) expenses were $458,974 and $1,175,399 for the three-month and nine-month periods of 2018, respectively, as compared to $340,143 and $985,001 for the comparable periods of 2017. The increase in G&A expense from 2017 to 2018 is mostly attributable to stock-based compensation expense associated with common stock issued for investment banking advisory fees.

GeoVax reported cash balances of $511,242 at September 30, 2018, as compared to $312,727 at December 31, 2017. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. GeoVax was the winner of the 2018 “Best Biotech” Vaccine Industry Excellence Awards, a finalist for the 2018 “Best Prophylactic Vaccine” Award for its Zika vaccine at the World Vaccine Congress, as well as a finalist for Pipelines of Promise at Buzz of BIO 2018. The Company’s development programs are focused on vaccines against HIV, Zika, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) and malaria. GeoVax also is evaluating the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

LinkedIn: www.linkedin.com/company/geovax-inc-/

Twitter: @Geovax_News

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Grant and collaboration revenue	$349	$248	$664	$896

Operating expenses:
Research and development	557	498	1,417	1,568
General and administrative	459	340	1,175	985
	1,016	838	2,592	2,553
Loss from operations	(667)	(590)	(1,928)	(1,657)
Other income (expense), net	-	1	2	3

Net loss	$(667)	$(589)	$(1,926)	$(1,654)

Loss per common share	$(0.00)	$(0.01)	$(0.01)	$(0.03)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30,	Dec. 31,
	2018	2017
Assets:
Cash and cash equivalents	$511	$313
Other current assets	85	135
Total current assets	596	448

Property, net	16	31
Other assets	11	11
Total assets	$623	$490

Liabilities and stockholders’ equity (deficiency)
Current liabilities	$1,305	$811
Note payable, net of current portion	42	-
Stockholders’ equity (deficiency)	(724)	(321)
Total liabilities and stockholders’ equity (deficiency)	$623	$490

Common shares outstanding	178,403	106,737

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